Ameritas Life Insurance Corp.

STEP-UP DEATH BENEFIT RIDER

This rider is made a part of the policy and is based on the application and payment of the premium. This rider is subject to the terms and provisions of the policy and this rider. If there is a conflict between the terms of the policy and the terms of this rider, the rider language controls. This rider may not be cancelled and will terminate based on the ‘Termination’ provision below.

DEFINITIONS

BENEFIT EXPIRY AGE. Means the attained age shown on the rider schedule at which time the benefit of this rider expires. If the policy to which this rider is attached is jointly owned, we will use the attained age of the oldest owner to determine the benefit expiry age.

MAXIMUM STEP-UP AGE. Means the attained age shown on the rider schedule at which time step-up dates cease to occur. If the policy to which this rider is attached is jointly owned, we will use the attained age of the oldest owner to determine the maximum step-up age.

STEP-UP DATE. Means the date at which time guaranteed minimum death benefit (GMDB) amounts are re-determined. The first step-up date is the policy date. There will be no step-up dates after the birthday that you attain the maximum step-up age.

STEP-UP INTERVAL. Means the period of time between step-up dates. The step-up interval is shown on the rider schedule.

PROVISIONS

BENEFITS. This rider provides that we will pay a GMDB that is equal to the greater of the policy death benefit as described in the ‘Death Benefit’ provision of the policy and an amount described below.

The amount of the GMDB depends on the date that proof of death is received. If you die prior to this rider being terminated, the death benefit is payable under this rider. The GMDB amount cannot be withdrawn. If the policy to which this rider is attached is jointly owned, then the death benefit is payable upon the death of the first owner.

The amount of the death benefit will be included in the annual report.

CALCULATION OF THE GUARANTEED MINIMUM DEATH BENEFIT. On the first step-up date, the GMDB is initialized at the initial premium. Thereafter, the GMDB equals:

(1) the greater of (A) and (B), where:

(A) is the policy accumulation value as of the most recent step-up date; and

(B) is the GMDB immediately preceding the most recent step-up date; plus

(2) any premiums paid since the most recent step-up date; minus

(3) an adjustment for each withdrawal made since the most recent step-up date.

The adjustment for each withdrawal will be equal to (A) multiplied by the quotient of (B) divided by the smaller of (B) and (C). Equivalently, the withdrawal adjustment equals:

A if (C) is greater than or equal to (B), or

A * (B / C) if (B) is greater than (C),

where:

(A) = the withdrawal amount (including any applicable surrender charges);

(B) = the GMDB prior to the withdrawal; and

(C) = the policy accumulation value prior to the withdrawal.

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RIDER CHARGE. Beginning with the policy date, each month until the rider terminates, we will deduct a rider charge pro-rata from your fixed account and subaccounts. The current and maximum charges are shown on the rider schedule. When your rider is issued, the current charge applies. After the first policy year, we reserve the right to change the current charge on your policy’s anniversary; however, your charge will never exceed the maximum charge.

INVESTMENT RESTRICTIONS. While this rider is in effect, we may limit the investment options that you are allowed to select. We also may change such limits from time to time or impose additional restrictions. We will notify you in writing at least 30 days (or longer if required by state and/or federal law or regulation) prior to any change in the investment option limitations.

TERMINATION. This rider terminates on the earliest of the following:

(1) the death of an owner; or

(2) the policy maturity date; or

(3) the policy anniversary nearest your benefit expiry age; or

(4) the date that the policy’s accumulation value reduces to zero.

AMERITAS LIFE INSURANCE CORP.

[	SPECIMEN	SPECIMEN	]
President		Secretary

SDBR 8-15